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                                                                    Exhibit 10.9


November 8, 2000


Dear Jim:

        Ventro recently announced its intention to evolve into a marketplace services provider and to seek strategic partners for Chemdex and Promedix. The Board of Directors considers it critical for the Company to retain your services during the initial transition period. Accordingly, at its meeting held on November 7, 2000, the Board approved the following arrangements related to your continued employment as Chief Financial Officer.

        1. If you continue to be employed by the Company as its Chief Financial Officer on March 31, 2001, the Company will pay you a lump sum payment of $275,000 less all applicable withholdings. This payment will be in addition to your normal base salary and other amounts due under your employment contract and will be payable on or before April 30, 2001.

        2. In addition, the Board will approve a lump sum payment of up to $225,000, less all applicable withholdings, as a special bonus based on the Board's evaluation of your performance of duties relating to the transition during the period from November 1, 2000 through March 31, 2001; this bonus will be payable on or before April 30, 2001. It is currently contemplated that the Board will base its decision as to the amount of your special bonus on your successful completion of the following projects, as well as your performance of other duties assigned by the CEO and Board of Directors:

-   Assistance with the potential repurchase of certain convertible debentures.

- Assistance with deal support in connection with certain partnership transactions involving Chemdex and Promedix.

-   Assistance with closing FY 2000 books and related activities.

- Assist CEO in communications, updates and meetings with the Company's Board of Directors.

- Primary point of contact for investor relations with Wall Street, and assistance to CEO in arranging appropriate communications with significant Wall Street sell side analysts, and institutional investors where appropriate.

- Assist CEO in defining proper structure of finance organization under the new model, and assistance with recruiting efforts if needed.

        3. In addition, in partial consideration for the Company's agreement to make the above described payments, you agree that if your employment terminates for any reason on or after March 31, 2001, you will not be eligible for any severance payment.

        Your continued leadership will be crucial to the success of Ventro in the future. The payments described above are indicative of the importance that the Board places on your active participation in the Company's transition to a leading MSP.

                                        Very truly yours,


                                        /s/ DAVID PERRY
                                        David Perry
                                        President and Chief Executive Officer


My agreement with the terms of this letter is signified by my signature below.

[SIGNATURE ILLEGIBLE]              11-15-00
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